Exhibit 15.1

October 31, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.

20549-7561 USA

Commissioners:

We have read the statements made by Immuron Limited under Item 16F in its Form 20-F dated October 31, 2018. We agree with the statements concerning our Firm in such Form 20-F; we are not in a position to agree or disagree with other statements of Immuron Limited contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum LLP